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                                                                   EXHIBIT 28(N)

                               MULTIPLE CLASS PLAN

                             LINCOLN ADVISORS TRUST

     WHEREAS, Lincoln Advisors Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act");

     WHEREAS, shares of beneficial interest of the Trust are currently divided into a number of separate series, as listed on Schedule I hereto (collectively, the "Funds"), which Schedule can be amended to add or remove a series by an amended schedule signed on behalf of the Trust, and the shares of each series may, under the Trust's Declaration of Trust, be divided into classes (each, a "Class" and collectively, the "Classes");

     WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a multiple class plan pursuant to Rule 18f-3 under the 1940 Act (the "Plan") with respect to each of the Funds;

     WHEREAS, the Plan has been approved by a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust;

     WHEREAS, the Board of Trustees has determined that the Plan, including the allocation of expenses, is in the best interests of the Trust as a whole, each Fund of the Trust, and each class of shares offered by the Funds;

     WHEREAS, the Plan sets forth the provisions relating to the establishment of multiple classes of shares for the Funds; and

     WHEREAS, to the extent that a subject matter set forth in this Plan is covered by the Trust's Agreement and Declaration of Trust or By-Laws, such Agreement and Declaration of Trust or By-Laws will control in the event of any inconsistencies with this Plan.

     NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, the Plan, in accordance with Rule 18f-3 under the 1940 Act, on the following terms and conditions:

CLASSES

     1. Each Fund issues its shares of beneficial interest in three classes:
"Class A shares," "Class C Shares," and "Class I Shares". Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any class expenses; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution and/or servicing arrangement and each class shall have separate voting rights on any matter submitted to shareholders in which


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the interests of one class differ from the interests of any other class. In addition, each Class shall have the features described in Paragraphs 2 through
12. These features are subject to change, to the extent permitted by law and by the Declaration of Trust and By-Laws of the Trust, or by action of the Board of Trustees of the Trust.

     2. All shares of the Trust shall be sold to such investors as are determined to be eligible to purchase such shares.

FRONT-END AND CONTINGENT DEFERRED SALES CHARGES

     3. Each Class is subject to such investment minimums, sales charges and other conditions of eligibility as are set forth in the Trust's prospectus(es) as from time to time in effect (together with the Trust's statement(s) of additional information as from time to time in effect, the "Prospectus"). Each Fund may offer such Classes of shares to such classes of persons as are set forth in the Prospectus.

RULE 12b-1 PLANS

     4. In accordance with the distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "Rule 12b-1 Plan") by the Trust on behalf of Class A shares of each Fund, the Trust is authorized to pay to the Fund's distributor or others, out of the assets of the Fund, a fee (the "Distribution Fee") for services rendered and/or expenses borne by the distributor or others in connection with the distribution of Class A shares and a fee (the "Servicing Fee") in connection with personal services rendered to Class A shareholders and/or maintenance of Class A shareholder accounts.

     5. In accordance with the Rule 12b-1 Plan adopted by the Trust on behalf of Class C shares of each Fund, the Trust is authorized to pay to the Fund's distributor or others, out of the assets of the Fund, a Distribution Fee for services rendered and/or expenses borne by the distributor or others in connection with the distribution of Class C shares and a Servicing Fee in connection with personal services rendered to Class C shareholders and/or maintenance of Class C shareholder accounts.

     6. No Rule 12b-1 Plan has been adopted on behalf of Class I shares and, therefore, Class I shares shall not be subject to deductions relating to Rule 12b-1 fees.

     7. The Rule 12b-1 Plans for the Class A and Class C shares shall operate in accordance with Rule 2830(d) of the Conduct Rules of the Financial Industry Regulatory Authority.

SHAREHOLDER SERVICING PLAN

     8. In accordance with a shareholder servicing plan adopted by the Trust on behalf of Class A, C and I shares of each Fund, the Trust is authorized to pay certain service organizations, out of the assets of the Fund, a fee for shareholder servicing activities. The shareholder servicing expenses of a particular class will be borne solely by that class.


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ALLOCATION OF EXPENSES

     9. The Trust shall allocate to each Class of shares of a Fund any fees and expenses incurred by the Trust in connection with the distribution or servicing of such Class of shares under a Rule 12b-1 Plan, if any, adopted for such Class. In addition, the Trust reserves the right, subject to approval by the Board of Trustees, to allocate fees and expenses of the following nature to a particular Class of shares of a Fund (to the extent that such fees and expenses actually vary among each Class of shares or vary by types of services provided to each Class of shares of the Fund):

     (a) transfer agency and other recordkeeping costs;

     (b) Securities and Exchange Commission and blue sky registration or qualification fees;

     (c) printing and postage expenses related to printing and distributing Class-specific materials, such as shareholder reports, Prospectuses and proxies to current shareholders of a particular Class or to regulatory authorities with respect to such Class of shares;

     (d) audit or accounting fees or expenses relating solely to such Class;

     (e) the expenses of administrative personnel and services as required to support the shareholders of such Class;

     (f) litigation or other legal expenses relating solely to such Class of shares;

     (g) Trustees' fees and expenses incurred as a result of issues relating solely to such Class of shares; and

     (h) other expenses subsequently identified and determined to be properly allocated to such Class of shares.

     10. All expenses incurred by a Fund will be allocated to each Class of shares of such Fund on the basis of the net asset value of each such Class in relation to the net asset value of the Fund, except for any expenses that are allocated to a particular Class as described in Paragraph 8 above.

ALLOCATION OF INCOME AND GAINS

     11. Income and realized and unrealized capital gains and losses of a Fund will be allocated to each Class of shares of such Fund on the basis of the net asset value of each such Class in relation to the net asset value of the Fund.

CONVERSIONS


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     12. Class A, C and I shares do not have a conversion feature.

EXCHANGES

     13. Shares of any Class of a Fund may be exchangeable for shares of the same Class of another Fund of the Trust according to the terms and conditions related to transfer privileges set forth in a Fund's current Prospectus and statement of additional information, as they may be amended from time to time.

WAIVERS AND REIMBURSEMENTS

     14. Expenses may be waived or reimbursed by any investment adviser to the Trust or any other provider of services to the Trust without the prior approval of the Board of Trustees, provided such waiver is consistent with applicable requirements under the 1940 Act and the Internal Revenue Code of 1986.

OTHER PROVISIONS

     15. Each Class will vote separately with respect to any Rule 12b-1 Plan related to that Class.

     16. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor each Fund for the existence of any material conflicts between the interests of all the Classes of shares offered by such Fund. The Trustees, including a majority of the Trustees who are not interested persons of the Trust, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. The management and/or the investment adviser of each Fund shall be responsible for alerting the Board to any material conflicts that arise.

     17. All material amendments to this Plan must be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.


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                                   SCHEDULE I
                           Effective November 1, 2011

FUNDS
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Presidential Protected Profile 2010 Fund
Presidential Protected Profile 2020 Fund
Presidential Protected Profile 2030 Fund
Presidential Protected Profile 2040 Fund
Presidential Protected Profile 2050 Fund


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